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                          AGREEMENT TO AMEND WOOD FIBER
                                SUPPLY AGREEMENT

         THIS AGREEMENT is made and entered into this 25th day of August, 1997, between ST. JOE TIMBERLAND COMPANY, F/K/A ST. JOSEPH LAND AND DEVELOPMENT COMPANY, a Florida corporation (hereinafter "St. Joe"), and FLORIDA COAST PAPER COMPANY, L.L.C., a Delaware Limited Liability Company (hereinafter "Florida Coast"), and shall hereinafter be referred to as "Amendment Agreement."

                              W I T N E S S E T H :

         WHEREAS, St. Joe and Florida Coast entered into a Wood Fiber Supply Agreement on May 30, 1996, attached hereto as Exhibit "A", (hereinafter "Fiber Agreement"), and

         WHEREAS, St. Joe and Florida Coast desire to change, amend, and/or alter certain terms in the Fiber Agreement while leaving other terms in the Fiber Agreement in place;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good an valuable consideration, St. Joe and Florida Coast agree to the following:

         1.       DELIVERY AND ACCEPTANCE AMOUNTS.

         1.1. During the period from August 25, 1997 through and including May 30, 1998:

                  St. Joe will deliver to Florida Coast, and Florida Coast will accept from St. Joe a total volume of 615,400 tons, in weekly increments of 15,385 tons per week of pulpwood and wood chips;

                  A minimum of 13,460 tons per week of the pulpwood and wood chips St. Joe delivers to Florida Coast and Florida Coast accepts from St. Joe under its Paragraph 1.1 will originate from land owned by St. Joe in fee;

                  St. Joe will provide to Florida Coast, within twenty
                  (20) days of signing this Amendment Agreement, a list of all private pulpwood and wood chips volume obligations which St. Joe is required to accept by May 30, 1998. This volume will not exceed 150,000 tons;

                  In satisfying its volume requirements under this Paragraph 1.1., St. Joe shall receive no credit for trade wood, defined as wood chips received by St. Joe from solid wood product customers in return for St. Joe selling solid wood products to those customers.

                  The volume of wood chips in the mix of wood chips and pulpwood which St. Joe delivers to Florida Coast shall not be less than 25% and not greater than 55%.

         1.2.     For the period from May 31, 1998 through the end of the Fiber
                  Agreement:

                  St. Joe will deliver to Florida Coast and Florida Coast will accept from St. Joe 13,460 tons of pulpwood and wood chips per week, equating to an annual volume of 700,000 tons of pulpwood and wood chips;

                  All pulpwood and wood chips delivered by St. Joe under this Paragraph 1.2 shall originate from land owned by St. Joe in fee;

                  In satisfying its volume requirements under this Paragraph 1.2., St. Joe shall receive no credit for trade wood, defined as wood chips received by St. Joe from solid wood product




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                  customers in return for St. Joe selling solid wood products to those customers.


         2.       SPECIFICATIONS  AND PRICING FOR PULPWOOD AND FOR
                       WOOD CHIPS.

         2.1. The following specifications shall apply to pulpwood and wood chips delivered by St. Joe to the Florida Coast mill at Port St. Joe:

                  Pulpwood shall be cut to a 2 1/2 inch small end top;

                  Wood chips shall meet those specifications used at the Stone Container Corporation paper mill in Panama City, Florida, as of the date of the signing of this Amendment Agreement. These specifications are attached hereto and made a part hereof as Exhibit "A".

         2.2. Pulpwood which St. Joe brings to its chip plant in Lowry or Newport for ultimate delivery to Florida Coast as wood chips, shall be cut to a 2 1/2 inch small end top. In return, Florida Coast will pay a $0.35 per ton premium to St. Joe for all wood chips shipped to Florida Coast from either the Lowry or the Newport chip plant.

         2.3. St. Joe will install chip screens at the Lowry chip plant in a commercially reasonable time, and Florida Coast will then pay an additional $0.50 per ton premium for wood chips from the Lowry plant for a five-year period beginning once the screens are in place and in use. Such beginning date shall be confirmed in writing by the parties.

         2.4.     The $0.35 and $0.50 premiums referred to in Paragraphs 2.2 and
                  2.3 above, will be added to the weekly invoice amount which St. Joe sends to Florida Coast and shall not be subject to the quarterly indexing of prices referred to in the Fiber Agreement.

         2.5. The volume of wood chips in the mix of wood chips and pulpwood which St. Joe delivers to Florida Coast shall be not less than 25% and not greater than 55% of the annual 700,000 ton mix of wood chips and pulpwood which St. Joe delivers to Florida Coast.

         2.6. Bark content shall not exceed 1% of the chip load weight. The portion of the weekly average bark content based on sample analysis that exceeds 1% but is less than 3.9% shall be deducted as cull. If a load contains over 4% bark, confirmed by a sample analysis, the entire load will be rejected. Florida Coast shall pay St. Joe for loads rejected at the fuel price rate. Both parties agree that the objective is to produce and accept loads containing 1% bark or less and that this procedure is for occasional loads only. Both parties also agree that a bark specification does not apply to any pulpwood deliveries.

         3.       CASH PAYMENT AND CANCELLATION OF INVOICES.

                  On the date this Amendment Agreement is signed by St. Joe and Florida Coast, Florida Coast shall make a one-time payment of $70,000 to St. Joe, and St. Joe shall cancel all invoices it issued under the Fiber Agreement to Florida Coast from April 14, 1997, through August 25, 1997.

         4.       LIQUIDATED DAMAGES.

         4.1. If Florida Coast does not accept pulpwood and wood chips at the paper mill in Port St. Joe, Florida, as provided in Paragraph 1 of this Amendment Agreement for a period longer than thirty (30) consecutive days, either:


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                  a.       Florida Coast will pay to St. Joe an amount of
                           $50,000 per week, prorated for each day beyond the first thirty days which the mill does not receive pulpwood or wood chips, or

                  b. Florida Coast shall instruct St. Joe to deliver the amounts of pulpwood and wood chips stated in Paragraph 1 above to third parties at destinations other than the Port St. Joe mill, and shall pay to St. Joe all additional delivery costs incurred for delivery to the third parties. Any savings in delivery cost realized as a result of the sale to a third party will be credited to Florida Coast. The specifications provided herein will apply to such deliveries.

         4.2. The provisions of Paragraph 4.1 above are intended as liquidated damages, and specifically recognize that St. Joe incurs substantial costs, expense, and business interruptions if Florida Coast does not receive pulpwood or wood chips under this contract for a period in excess of thirty (30) days.

         4.3. The provisions of Paragraph 4.1 above do not apply if the Port St. Joe mill is closed due to an Act of God or a force majeure event.

         4.4. If Florida Coast does not accept pulpwood and wood chips under this Amendment Agreement from St. Joe, as set forth in Paragraph 1 of this Amendment Agreement, for any reason, including Act of God or force majeure, the weekly amount of wood fiber not accepted will be released and deducted from the volume for that contract year which St. Joe would otherwise be obligated to make available to Florida Coast.

         5.       SURVIVAL OF FIBER AGREEMENT.

         5.1. All provisions of this Amendment Agreement take precedence over, control, and overrule any provisions of the Fiber Agreement with which they are in conflict.

         5.2. Any provisions of the Fiber Agreement not in conflict with this Amendment Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed by their duly authorized officer on this 25th day of August, 1997.


Signed, sealed and                          ST. JOE TIMBERLAND COMPANY
delivered in the presence of:


/s/
----------------------------                By: /s/
Witness as to St. Joe                          --------------------------------

/s/
----------------------------                Title: Vice President
Witness as to St. Joe                             -----------------------------


                                            FLORIDA COAST PAPER COMPANY

/s/
----------------------------                By: /s/
Witness as to Florida Coast                    --------------------------------


----------------------------                Title: Chairman
Witness as to Florida Coast                       -----------------------------